UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/02/2013

Model N, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-35840

Delaware	77-0528806
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1800 Bridge Parkway
Redwood City, CA 94065
(Address of principal executive offices, including zip code)

(650) 610-4600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)        On May 2, 2013, James W. Breyer resigned from our board of directors, effective immediately. Mr. Breyer's decision to resign was not due to any disagreements with management.

(d)         On May 2, 2013, our board of directors elected James B. Larson to serve as a Class I director, effective as of May 2, 2013, whose current term will expire at our first annual meeting of stockholders, which will take place in 2014. Mr. Larson will also serve as a member of the Nominating and Corporate Governance Committee of our board of directors. There are no arrangements or understanding between Mr. Larson and any other persons pursuant to which Mr. Larson was named as a director.

In connection with his service as a director, Mr. Larson will be granted an initial award of restricted stock units having a value of $150,000 as an initial director equity package, which award shall vest over three years in three equal annual increments beginning on May 15, 2014. Mr. Larson will also be granted an additional award of restricted stock units having a value of $15,000 as a retainer for the remaining six months of our 2013 fiscal year, which award shall vest in full on May 15, 2014.

In connection with his election, we will enter into our standard form of Indemnity Agreement with Mr. Larson. Pursuant to this agreement, subject to the exceptions and limitations provided therein, we will agree to hold harmless and indemnify Mr. Larson to the fullest extent authorized by our certificate of incorporation, bylaws and Delaware law, and against any and all expenses, judgments, fines and settlement amounts actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding arising out of his services as a director. The foregoing description is qualified in its entirety by the full text of the form of Indemnity Agreement, which was filed as Exhibit 10.01 to our Form S-1 Registration Statement filed on March 12, 2013 and which exhibit is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Model N, Inc.

Date: May 08, 2013	By:	/s/ Sujan Jain
Sujan Jain
Senior Vice President, Chief Financial Officer